SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                            ------------------------

                                    FORM 8-K

                                 Current Report

                     Pursuant To Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): August 11, 2000


                           USA Video Interactive Corp.
             (Exact Name of Registrant as Specified in its Charter)

                                     Wyoming
                 (State or Other Jurisdiction of Incorporation)

       000-29651                                          06-1576391
(Commission File Number)                       (IRS Employer Identification No.)


                   70 Essex Street, Mystic, Connecticut 06355
          (Address of Principal Executive Offices, Including Zip Code)


                                 (800) 625-2200
              (Registrant's Telephone Number, Including Area Code)

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ITEM 5. OTHER EVENTS

     On August 11, 2000, William Meyer resigned from USA Video Interactive Corp. (the "Company") as Chief Operating Officer. At the time of his resignation, Mr. Meyer claimed that the Company was in breach of its employment agreement with him. The Company disputes this claim, and believes that if the Company was in breach of Mr. Meyer's employment agreement, any such breach was not material in nature. Nevertheless, Mr. Meyer has demanded payment for the remaining two (2) years of his employment agreement in the amount of $213,641.00 and options to purchase 250,000 shares of Company common stock at $2.00 per share. The Company is contesting Mr. Meyer's claims by initiating litigation against Mr. Meyer in U.S. District Court in the District of Connecticut.

     To replace William Meyer as Chief Operating Officer, the Company has hired Robert D. Smith, Jr. Mr. Smith previously served as Vice President of Sonalysts Inc. Mr. Smith's experience is summarized below.

     Robert D. Smith, Jr., 49

     Since 1978, Robert D. Smith, Jr. served in a variety of capacities with Sonalysts, Inc., a high-technology company based in New London, Connecticut, including Project Leader, Program Manager and, for the last 15 years, Vice President. During his 22 year tenure, Mr. Smith played an instrumental role in leading Sonalysts from a start-up venture into a $50 million, 500 person corporation with a diverse line of high-technology services and products. Mr. Smith's areas of expertise include corporate strategy and direction, personnel and contract management, technical project planning and execution, budgeting, software design and development, customer relations, and all aspects of new business development.

     In 1972, Mr. Smith graduated with distinction from the U.S. Naval Academy, where he was a Trident Scholar earning a B.S. degree in oceanography and engineering. Upon graduation Mr. Smith served in a variety of positions in the United States Navy and Naval Reserve, retiring with the rank of captain. Mr. Smith served as commanding officer, chief staff officer, executive officer, project officer, and submarine officer with qualification to be chief engineer of a submarine nuclear power plant. Mr. Smith also completed graduate-level courses in operations research and computer science at the University of New Haven.

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ITEM 7 PRESS RELEASE

USA Video Interactive Names Robert D. Smith Jr. as New Chief Operating Officer

MYSTIC, Conn., Aug. 22 /PRNewswire/ -- USA Video Interactive Corporation (NQB:
USVO; CDNX: US; http://www.usvo.com) today announced the appointment of Robert
D. Smith, Jr., as Chief Operating Officer.

Smith was formerly a vice president at Sonalysts Inc., of Waterford, Connecticut, where, for 22 years, he helped build the company into a $50 million, nearly 500-person international corporation with a diverse line of high-technology services and products. His areas of expertise include corporate strategies and goal implementation, personnel and contract management, technical project planning and execution, budgeting, software design and development, and customer relations. He also shared in the Academy Award for sound effects in the Paramount film "Hunt for Red October."

"Bob's combination of technical expertise, solid executive and managerial accomplishment, clear commitment to the company's mission, and proven ability to organize teamwork in the attainment of profitable goals will enable him to excel as chief operating officer," said Edwin Molina, president and CEO of USA Video Interactive. "We are very excited to welcome him aboard as we begin the next phase in our rapid growth, bringing the highest quality streaming video and Internet TV to an ever-larger worldwide audience."

Smith graduated with distinction from the U.S. Naval Academy, where he was a Trident Scholar and earned a B.S. degree in oceanography and engineering. He served in a variety of officer positions in the nuclear submarine Navy prior to leaving active duty. Concurrent with his employment at Sonalysts, he continued to serve in the Naval Reserve, having recently retired with the rank of Captain. Assignments included commanding officer, chief staff officer, executive officer, and other senior management positions. He has pursued graduate-level studies in operations research and computer science at the University of New Haven.

Smith begins his new position on September 5. He succeeds William Meyer, who has resigned. About USA Video Interactive

USA Video Interactive is an international designer and supplier of high-tech Internet streaming video and video-on-demand systems, services and innovative end-to-end solutions. The USA Video Interactive technology gives users full-motion video; the unique flexibility of standard, VCR-like controls of play, fast-forward, reverse and pause; and the convenience of a standard internet-browser format for access. It provides video images significantly faster and at a higher degree of resolution than with previously available methods; significantly overcomes bandwidth restrictions; and eliminates the blockiness and slowness of current technologies -- all at a lower cost and at or near broadcast quality.

For more information on USA Video Interactive, visit http://www.usvo.com. USA Video Interactive Corporate Headquarters Office: 70 Essex Street; Mystic, CT 06355; 800-625-2200; 860-572-1560. Canada Office: 837 West Hastings Street;
Suite #507; Vancouver, B.C. V6C 3N6. Trading symbol on the US NBQ: USVO; Trading symbol on The Canadian Venture Exchange: US. Standard & Poors Listed. CUSIP 902924208; USA Video and USA Video Interactive are trademarks of USA Video Interactive. The Canadian Venture Exchange (CDNX) has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. For more information contact: Tony Castagno, Media Relations, 860-572-1560; Kevin Yorio, Investor Relations, 860-572-1560; info@usvo.com This press release may contain forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.
SOURCE: USA Video Interactive Corporation

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                                   SIGNATURES:

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2000                  USA Video Interactive Corp.
                                        (Registrant)


                                        /s/  Edwin Molina
                                             -----------------------------
                                             Edwin Molina
                                             Chief Executive Officer